Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of (i) our report dated November 14, 2013 (May 16, 2014 as to the effects of the discontinued operations described in Note 3 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of Tyco International Ltd. and subsidiaries appearing in Tyco International Ltd.’s Current Report on Form 8-K dated May 16, 2014 and (ii) our report dated November 14, 2013 relating to the effectiveness of Tyco International Ltd.’s internal control over financial reporting appearing in Tyco International Ltd.’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 25, 2014